Exhibit 99.8

FORM OF ISSUANCE ADVICE LETTER

[date]

Advice ________-E

(Pacific Gas and Electric Company ID U 39 M)

Public Utilities Commission of the State of California

Subject:                  Issuance Advice Filing for Energy Recovery Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) 04-11-015 (Decision), Pacific Gas and Electric Company (PG&E) hereby transmits for filing, ____ days after the pricing date of this series of Energy Recovery Bonds, the initial Dedicated Rate Component (DRC) charges for the series.  This Issuance Advice Filing is for the Energy Recovery Bonds series _________, class(es) __________.

Purpose

This filing establishes initial DRC charges for rate schedules for non-exempt consumers.  This filing also establishes the Recovery Property to be sold to PG&E Energy Recovery Funding LLC.

Background

In Decision 04-11-015, the Commission authorized PG&E to file Issuance Advice Letters when final terms and pricing for Energy Recovery Bonds have been established.  Issuance Advice Letter filings are those in which PG&E uses the bond sizing methodology and DRC charge formulas found reasonable by the Commission in Decision 04-11-015 to establish initial DRC charges for a series of Energy Recovery Bonds.  Using the methodology approved by the Commission in Decision 04-11-015, this filing establishes DRC charges.

Issuance Information:

Decision 04-11-015 requires PG&E to provide the following information.

Energy Recovery Bond Name: _____________

Recovery Property Owner: PG&E Energy Recovery Funding LLC

Trustee(s): ____________

Closing Date: __________

Bond Rating: __________

Amount Issued: _____________

Issuance Costs: _________

Issuance Costs as a Percent of Amount Issued: ___________

Cumulative Aggregate Issuance Costs for all Series: ____________

Recovery Costs Financed: ______

Coupon Rate(s):_____________

Call Features: _________

Expected Principal Amortization Schedule: See Attachment 1

Expected Final Maturity: ________

Legal Final Maturity: _______

Distributions to Investors (quarterly or semi-annually): __________

Annual Servicing Fee as a percent of the issuance amount: _________

Overcollateralization funding schedule for the series: See Attachment 2

Principal Amount of Recovery Property Established: __________

Variance Trigger Mechanism [This Section included only if necessary]

Quarterly, the servicer will compare the actual principal amortization schedule with the scheduled principal amortization schedule as set forth in Attachment 1.  If the variance is greater than ____%, a change to the DRC charges will be requested via a True-Up Mechanism Advice Letter in accordance with Decision 04-11-015.

DRC Charges

Table I below shows the current assumptions for each of the variables used in the initial DRC charges calculation.

TABLE I Input Values For DRC Charges
Monthly kWh sales to non-exempt consumers
Percent of revenue requirement allocated to non-exempt consumers
Percent of non-exempt consumers’ revenue written off
Percent of non-exempt consumers’ billed amounts expected to be uncollected
Percent of billed amounts collected in current month
Percent of billed amounts collected in second month after billing
Percent of billed amounts collected in third month after billing
Percent of billed amounts collected in fourth month after billing
Percent of billed amounts collected in fifth month after billing
Percent of billed amounts collected in sixth month after billing
Monthly ongoing transaction expenses
Expected Energy Recovery Bond series outstanding balance as of ___/___/___

Table 2 shows the initial DRC charges calculated for non-exempt consumers.  The DRC calculations are shown in Attachment 2.

TABLE 2
Non-exempt Consumer DRC Charge	¢/kWh

Attachment 3 includes proposed changes to Part I of PG&E’s Preliminary Statement to show DRC charges to be effective ___________, [year].

Recovery Property

Recovery Property is the property described in Public Utilities Code Section 848(j) relating to the DRC charges set forth herein, including, without limitation, all of the following:

(1)          The right, title and interest in and to the DRC charges set forth herein, as adjusted from time to time.

(2)          The right to be paid the total amounts shown on Attachment 2.

(3)          The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the DRC charges, as set forth herein.

(4)          All rights to obtain adjustments to the DRC charges under the True-Up Mechanism.

These DRC charges, as adjusted from time to time, shall remain in place until the total amounts in Attachment 2 are paid in full to the owner of the Recovery Property, or its assignee(s).

The Recovery Property will be pledged as collateral to the Trustee to secure payments of principal, interest, administrative expenses, credit enhancements, interest rate swap agreements, and other amounts payable under the indenture pursuant to which the Energy Recovery Bonds of this series are issued.

Effective Date

In accordance with Decision 04-11-015, these DRC charges shall be effective ___ days after filing of this Issuance Advice Letter, and will continue to be effective, unless they are changed by a subsequent DRC Charge True-Up Mechanism Advice Letter with respect to this series of Energy Recovery Bonds.  All of the Recovery Property identified herein constitutes a current property right and will continuously exist as property for all purposes.

Description of Attachments

Attachment 1 to this advice filing presents the scheduled principal amortization schedule for the DRC charges.

Attachment 2 presents the DRC calculations.

Attachment 3 provides proposed changes to Part I of PG&E’s Preliminary Statement.

Notice

In accordance with General Order 96-A, Section III, Paragraph G, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list.  Address changes should be directed to Sharon Tatai at (415) 973-2788.  Advice letter filings can also be accessed electronically at:  http://www.pge.com/tariffs

Vice President - Regulatory Relations

Attachments

cc:       Service List for A.04-07-032.

Attachment 1

Expected Principal Amount Amortization

Series _____, Class _____

Attachment 2

Amounts Receivable And Expected Principal Amount Amortization

            The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this advice letter is a $_____ principal amount, plus interest on such principal amount, plus a $___ overcollateralization amount, plus other ongoing costs, to be obtained from DRC charges calculated in accordance with D. 04-11-015.

            The DRC charges shall be adjusted from time to time, at least annually, via the DRC Charge True-Up Mechanism in accordance with D. 04-11-015.

            The following amounts are scheduled to be paid by the Trustee from DRC charges it has received.  These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.

Payment Date	Receipt Amount	Payment Amount	Outstanding Principal

[date 1]	[$receipt 1]	[$payment 1]	[$outstanding principal 1]
•	•	•	•
•	•	•	•
•	•	•	•
[date n]	[$receipt n]	[$payment n]	[$outstanding principal n]
[$0]